SECOND AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This second amendment (the “Amendment”) to the ETF Distribution Agreement dated as of October 15, 2018 (the “Agreement”), by and between ETF Series Solutions (the “Trust”), and Compass Distributors, LLC (“Distributor”), is entered into as of December 5, 2019 (the “Effective Date”).
WHEREAS, the Trust and Distributor (the “Parties”) desire to amend Exhibit A to the Agreement by updating the fund list to include 1 new fund: Salt Low truBeta™ US Market ETF; and
WHEREAS, pursuant to Section 8(b) of the Agreement all amendments are required to be in writing and executed by the parties hereto.
NOW THEREFORE, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A to the Agreement is deleted in its entirety and replaced with Exhibit A attached.

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

COMPASS DISTRIBUTORS, LLC	ETF SERIES SOLUTIONS

By: /s/ Mark A. Fairbanks	By: /s/ Michael D. Barolsky
Mark A. Fairbanks	Michael D. Barolsky
Vice President	Vice President and Secretary

EXHIBIT A
to the
ETF DISTRIBUTION AGREEEMENT

As of December 5, 2019

Fund List

Gadsden Dynamic Growth ETF
Gadsden Dynamic Multi-Asset ETF
Salt High truBetaTM US Market ETF
Salt Low truBetaTM US Market ETF

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